Filed Pursuant to Rule 433

Registration Statement No. 333-181749-03

Dated September 16, 2013

PECO Energy Company

$300,000,000 First and Refunding Mortgage Bonds, 1.200% Series Due 2016

Pricing Term Sheet

Issuer:	PECO Energy Company

Ratings:	A1 (Moody’s); A- (S&P); A (Fitch)

Securities:	First and Refunding Mortgage Bonds

Settlement Date:	September 23, 2013

Principal Amount:	$300,000,000

Maturity:	October 15, 2016

Coupon:	1.200%

Benchmark Treasury:	0.875% due September 15, 2016

Benchmark Treasury Price and Yield:	100-07 1/4; 0.798%

Spread to Benchmark Treasury:	45 basis points

Yield to Maturity:	1.248%

Offering Price:	99.856%

Interest Payment Dates:	April 15 and October 15 of each year, commencing April 15, 2014

Redemption Provisions:	At the greater of (i) 100% of the principal amount of the bonds to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the bonds to be redeemed (excluding interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury rate plus 10 basis points, plus, in each case accrued interest to the redemption date

CUSIP:	693304 AQ0

Joint Book Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC Wells Fargo Securities, LLC Mizuho Securities USA Inc. RBC Capital Markets, LLC

Senior Co-Managers:	BNY Mellon Capital Markets, LLC KeyBanc Capital Markets Inc.

Co-Managers:	Blaylock Robert Van, LLC Muriel Siebert & Co., Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322, Credit Suisse Securities (USA) LLC at (800) 221-1037 and Wells Fargo Securities, LLC at (800) 326-5897.

PECO Energy Company

$250,000,000 First and Refunding Mortgage Bonds, 4.800% Series Due 2043

Pricing Term Sheet

Issuer:	PECO Energy Company

Ratings:	A1 (Moody’s); A- (S&P); A (Fitch)

Securities:	First and Refunding Mortgage Bonds

Settlement Date:	September 23, 2013

Principal Amount:	$250,000,000

Maturity:	October 15, 2043

Coupon:	4.800%

Benchmark Treasury:	2.875% due May 15, 2043

Benchmark Treasury Price and Yield:	82-06; 3.893%

Spread to Benchmark Treasury:	93 basis points

Yield to Maturity:	4.823%

Offering Price:	99.633%

Interest Payment Dates:	April 15 and October 15 of each year, commencing April 15, 2014

Redemption Provisions:

At any time prior to April 15, 2043, at the greater of (i) 100% of the principal amount of the bonds to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the bonds to be redeemed (excluding interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury rate plus 15 basis points, plus, in each case accrued interest to the redemption date

At any time on or after April 15, 2043, at 100% of the principal amount, plus accrued interest to the redemption date

CUSIP:	693304 AR8

Joint Book Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC Wells Fargo Securities, LLC Mizuho Securities USA Inc. RBC Capital Markets, LLC

Senior Co-Managers:	BNY Mellon Capital Markets, LLC KeyBanc Capital Markets Inc.

Co-Managers:	Blaylock Robert Van, LLC Muriel Siebert & Co., Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322, Credit Suisse Securities (USA) LLC at (800) 221-1037 and Wells Fargo Securities, LLC at (800) 326-5897.